Exhibit 10.2
AMENDMENT TO THE
MYERS INDUSTRIES, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
JOHN C. ORR
     Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan (the “Plan”), is entered into as of the 20th day of June, 2008, by and between Myers Industries, Inc. (the “Employer”) and John C. Orr (the “Executive”).
     WHEREAS, the Employer established the Plan, effective January 1, 1997;
     WHEREAS, the Executive is a Participant in the Plan;
     WHEREAS, pursuant to Section 10.7 of the Plan, the Employer may amend or modify any provision of the Plan as to any particular Participant (as defined in the Plan) by agreement with such Participant, provided that such agreement is in writing, is executed by both the Employer and the Participant, and is filed with the Plan records;
     WHEREAS, the Employer has previously amended the Plan with respect to the Executive as documented by that certain Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan for John C. Orr effective as of May 1, 2005 (the “First Amendment”); and
     WHEREAS, the Employer wants to further amend certain provisions of the Plan as to the Executive; and
     WHEREAS, this Amendment shall amend, restate and supersede the First Amendment in its entirety and shall apply only to the Executive and not to any other Participants.
     NOW, THEREFORE, the Plan is hereby amended effective June 1, 2008 as to the Executive as follows:
1.	Section 2.4 of the Plan shall be amended in its entirety to read as follows:

“Section 2.4 The term “Benefit Amount” shall mean $275,000 and, for distribution purposes, shall consist of two portions, the “Lump Sum Benefit Amount” and the “Periodic Benefit Amount.” The Lump Sum Benefit Amount shall mean $75,000 and the Periodic Benefit Amount shall mean $200,000. Notwithstanding the foregoing, the Committee may, at any time and from time to time, in its sole discretion, revise the Benefit Amount, including the Lump Sum Benefit Amount and the Periodic Benefit Amount; provided, however, that none of the Benefit Amount, Lump Sum Benefit Amount or Periodic Benefit Amount may be reduced without the Participant’s written consent.”

2.	Section 2.6 of the Plan shall be amended in its entirety to read as follows:

“Section 2.6 The term “Cause” shall mean “Cause” as defined in the Amended and Restated Employment Agreement Between Myers Industries, Inc. and John C. Orr Effective as of June 1, 2008 (the “Employment Agreement”).”

3.	Section 2.7 of the Plan shall be amended in its entirety to read as follows:

“Section 2.7 The term “Change in Control” shall mean a “Change in Control” as defined in the Employment Agreement.”

4.	Section 2.10 of the Plan shall be amended in its entirety to read as follows:

“Section 2.10 The term “Disability” shall mean “Disability” as defined in the Employment Agreement.”

5.	Section 2.11 of the Plan shall be amended in its entirety to read as follows:

“Section 2.11 The term “Early Retirement Date” shall mean the date of the Participant’s retirement during the period commencing on the first day of the month coincident with or immediately following the date as of which the Participant has attained age fifty-five(55).”

6.	Section 2.14 of the Plan shall be amended in its entirety to read as follows:

“Section 2.14 The term “Good Reason” shall mean “Good Reason” as defined in the Employment Agreement.”

7.	Section 2.20 of the Plan shall be amended in its entirety to read as follows:

“Section 2.20 The term “Retirement Date” shall mean the first day of the month coinciding with or immediately following the month in which the Participant terminates employment.”

8.	Section 2.21 of the Plan shall be amended in its entirety to read as follows:

“Section 2.21 The term “Supplemental Pension” shall mean a Supplemental Normal Retirement Pension payable under Section 4.1, a Supplemental Early Retirement Pension payable under Section 4.2, a Supplemental Late Retirement Pension payable under Section 4.3, a Supplemental Vested Pension payable under Section 4.4, or a Supplemental Termination Pension payable under Section 4.6.”

9.	Section 2.22 of the Plan shall be amended in its entirety to read as follows:

“Section 2.22 The term “Year of Service” shall mean a Plan Year commencing with the calendar year beginning on the Effective Date, provided that the Participant is employed by the Employer as a full-time employee on at least one day during such Plan Year. Notwithstanding anything in the Plan to the contrary, for purposes of determining the Participant’s Supplemental Vested Pension under Section 4.4, the Participant shall be deemed to have ten (10) Years of Service as of May 1, 2005. If a Participant terminates employment with the Employer and is subsequently re-employed by the Employer, he shall forfeit all Years of Service earned under this Plan prior to the termination of his employment.”

10.	Article II of the Plan shall be amended by the addition of the following new Section 2.23 at the end thereof:

“Section 2.23 The term “Specified Employee” shall mean a Participant who:
(a)	owns more than five percent (5%) of the stock of the Employer or any member of the Employer’s controlled group;

(b)	owns more than one percent (1%) of the stock of the Employer and has compensation from the employer in excess of $150,000 per year; or

(c)	is an officer of the Employer with compensation in excess of $145,000 per year.”
11.	Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“Section 4.1 Supplemental Normal Retirement Pension. Subject to the provisions of Article XI, a Participant who retires on or after his Normal Retirement Date shall be entitled to receive a lump sum Supplemental Normal Retirement Pension equal to the “Lump Sum Payment” as defined in Section 5.1, and a monthly Supplemental Normal Retirement Pension equal to one-twelfth (1/12th) of the Periodic Benefit Amount.”

12.	Section 4.2 of the Plan is hereby amended by replacing the first paragraph, which precedes the table, with the following:

“Section 4.2 Supplemental Early Retirement Pension. Subject to the provisions of Article XI, a Participant who retires on or after his Early Retirement Date, shall be entitled to receive a lump sum Supplemental Early Retirement Pension equal to the “Lump Sum Payment” as defined in Section 5.1, and a monthly Supplemental Early Retirement Pension equal to one-twelfth (1/12th) of the Periodic Benefit Amount multiplied by the percentage determined from the following table based upon the Participant’s Attained Age as of his Retirement Date”:

13.	Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“Section 4.3 Supplemental Late Retirement Pension. If a Participant remains in the employ of the Employer subsequent to his Normal Retirement Date, no Supplemental Normal Retirement Pension shall be paid until his actual Retirement Date. At that time, subject to the provisions of Article XI, the Participant shall be entitled to receive a lump sum Supplemental Late Retirement Pension equal to the “Lump Sum Payment” as defined in Section 5.1, and a monthly Supplemental Late Retirement Pension equal to one-twelfth (1/12th) of the Periodic Benefit Amount.”

14.	Section 4.4 of the Plan shall be amended in its entirety to read as follows:

“Section 4.4 Supplemental Vested Pension. Subject to the provisions of Article XI, if, prior to the Participant’s Normal Retirement Date, the Participant’s employment with the Employer is terminated (a) by the Employer other than for Cause, (b) by the Participant for Good Reason, or (c) in the event of a Change in Control, by the Participant at any time prior to February 13 of the year following the Change in Control, the Participant shall be entitled to receive a lump sum Supplemental Vested Pension equal to the “Lump Sum Payment” as defined in Section 5.1, and a monthly Supplemental Vested Retirement Pension equal to one-twelfth (1/12th) of the Periodic Benefit Amount.”

15.	Section 4.5 of the Plan shall be amended in its entirety to read as follows:

“Section 4.5 Forfeiture of Supplemental Pension. The Participant shall not be entitled to receive any Supplemental Pension under this Plan if (a) the Employer terminates the Participant’s employment for Cause, or (b) the Participant terminates his employment with the Employer prior to the date that he is eligible to elect Early Retirement, unless the Participant terminates his employment (i) for Good Reason, or (ii) in the event of a Change in Control, at any time prior to February 13 of the year following the Change in Control.”

16.	Article IV of the Plan shall be amended by the addition of the following new Section 4.6:

“Section 4.6 Supplemental Termination Pension. Subject to the provisions of Article XI, if the Company elects to renew the Employment Term (as defined in the Employment Agreement) for an additional three-year period pursuant to Section 3(b) of the Employment Agreement, and the Participant terminates employment at the end of such three-year period due to expiration of the Employment Term, the Participant shall be entitled to receive a lump sum Supplemental Termination Pension equal to the “Lump Sum Payment” as defined in Section 5.1, and a monthly Supplemental Termination Pension equal to one-twelfth (1/12th) of the Periodic Benefit Amount.”

17.	Article V of the Plan shall be amended in its entirety to read as follows:

“Section 5.1 Subject to Sections 4.5 and 5.2, the Participant’s Supplemental Pension shall be paid as follows: (i) a lump sum that is the Actuarial Equivalent of one hundred twenty (120) monthly payments of the Supplemental Pension determined based on the Lump Sum Benefit Amount, pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.6 or Article VII (the “Lump Sum Payment”), paid within thirty (30) days of the Participant’s Retirement Date; plus (ii) one hundred twenty (120) monthly payments determined based on the Periodic Benefit Amount, pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.6 or Article VII (the “Periodic Payments”),

commencing within thirty (30) days of the Participant’s Retirement Date and continuing on the same day of each month thereafter until such time as the Participant has received one hundred twenty (120) monthly payments.

Section 5.2 Notwithstanding anything contained herein to the contrary, any payment of a Participant’s Supplemental Pension pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.6 or Article VII, to a Participant who is a Specified Employee upon separation from service will commence not earlier than the date that is six (6) months following the date the Participant separates from service, or, if earlier, his date of death.”

18.	Article VI of the Plan is hereby amended in its entirety to read as follows:

“Section 6.1 If a Retired Participant dies before he has received the Lump Sum Payment, his Beneficiary shall receive the Lump Sum Payment within thirty (30) days of his death, and shall commence to receive one hundred twenty (120) Periodic Payments within thirty (30) days of the Participant’s death, in the same amount that the Retired Participant was entitled to receive prior to his death as the Periodic Benefit Amount pursuant to Section 4.1, 4.2 , 4.3, 4.4, 4.6 or Article VII, as applicable. If a Retired Participant dies after he has received the Lump Sum Payment, but before he has received one hundred twenty (120) Periodic Payments, his Beneficiary shall continue to receive the Periodic Payments in the same amount that was paid to the Retired Participant immediately prior to his death until such time as the Retired Participant and his Beneficiary have received a total of 120 Periodic Payments.

Section 6.2 If a Participant dies prior to his Retirement Date, the Participant’s Beneficiary shall be entitled to receive a Death Benefit equal to one hundred percent (100%) of the Supplemental Normal Retirement Pension calculated pursuant to Section 4.1, as if the Participant had attained his Normal Retirement Date and retired on the day before his death. The Participant’s Beneficiary shall receive the Lump Sum Payment within thirty (30) days of the Participant’s death and shall commence to receive one hundred twenty (120) Periodic Payments within thirty (30) days of the Participant’s death.

19.	Article VII of the Plan shall be amended in its entirety to read as follows:

“Subject to the provisions of Article XI, if a Participant has incurred a Disability prior to his Normal Retirement Date, the Participant shall be entitled to receive a Supplemental Normal Retirement Pension calculated pursuant to Section 4.1, and payable upon separation from service at the times specified in Section 5.1. Notwithstanding the preceding sentence, if the Participant is a Specified Employee at the time he separates from service, any payment made pursuant to this Article VII shall not commence earlier than the date that is six (6) months following the date the Participant separates from service, or, if earlier, his date of death.”

20.	Article X of the Plan shall be amended by the addition of the following new Sections 10.13 and 10.14 at the end thereof:

“Section 10.13 Notwithstanding anything in this Plan to the contrary, the Employer shall have the right, subject to the Participant’s consent (which shall not be unreasonably withheld), to amend the Plan without any additional consideration to the affected Participant to the extent necessary to avoid penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), even if the amendment reduces, restricts or eliminates the benefits or rights of the Participant or his Beneficiary under the Plan. Any amendment under this Section 10.13 shall otherwise be consistent with the intent of this Plan.

Section 10.14 The Employer agrees that it shall not knowingly or negligently take any action or fail to take any action that causes the Participant to incur any excise tax under Code Section 409A and that, if it does, the Employer shall reimburse the Participant in the amount of the excise tax and will fully gross up the Participant for the federal, state and local income, employment, wage and excise taxes (including any additional excise taxes under Code Section 409A) associated with that reimbursement.”
     All other provisions of the Plan are unchanged and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

“EMPLOYER”
MYERS INDUSTRIES, INC.

/s/ Jon H. Outcalt
By: Jon H. Outcalt, Chair of the Compensation Committee

“EXECUTIVE”
JOHN C. ORR

/s/ John C. Orr
By: John C. Orr